LightPath Technologies Announces Profitable First Quarter

6% Increase in Revenues Accompanied by 12% Rise in Backlog

Achieves Second Consecutive Profitable Quarter

ORLANDO, Fla., Nov. 8, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath", the "Company" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the first quarter ended September 30, 2012.

First Quarter Highlights:

  Net income was $101,000, or $0.01 per share for the quarter compared to a net loss of $198,000, or $0.02 loss per share in the first quarter of fiscal 2012.
  12-month backlog was $5.46 million as of September 30, 2012, an increase of 12% or $566,000 from June 30, 2012.
  Revenue for the first quarter of fiscal 2013 increased 6% to $2.89 million compared to $2.73 million for the first quarter of fiscal 2012.
  Gross margin for the quarter was 41% as compared to 40% in the first quarter of fiscal 2012.
  EBITDA increased 379% to $341,000 compared to $71,000 in the first quarter of fiscal 2012.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath continues to execute on its business plan with improved bookings, revenue, gross margin, EBITDA and net income in the first quarter of fiscal 2013 compared to the first quarter last year. The Company's ability to serve diverse markets has resulted in steady growth in our precision molded optics business, with higher volumes of both custom lenses and lower-cost lenses. We see the initial signs of market recovery for our industrial tools, which posted revenue growth of 30 percent in the quarter, as order volumes and customer count increased. Gross margin improved as a result of cost reductions such as glass conversion to lower cost materials and lower material prices. We committed $171,000 during the quarter in investment to fund our anti-reflective coating cost reduction project which remains a point of our differentiation and value proposition. We also continued developing our infrared product line which we believe will play a material role in the company's growth in future quarters."

Mr. Gaynor added, "LightPath has continued to grow during a period in which the markets we participate in have been weak, and have grown our backlog for three consecutive quarters. Our product offerings, which serve a diverse group of end-markets, have found growth opportunities for our core business in precision molded optics and are building a presence in the infrared market. We will continue to work hard to ensure that we are positioned to capitalize on the many opportunities we see ahead for our products and technology. Subsequent to the quarter's end we announced a new licensing deal in Asia with New HuaGuang Information Materials Company, Ltd., a major optics supplier in China for our GRADIUM® product line. This license will broaden the exposure of our GRADIUM® products in Asia and will continue to expand LightPath's distribution network."

Financial Results for Three Months Ended September 30, 2012

Revenue for the first quarter of fiscal 2013 totaled approximately $2.89 million compared to approximately $2.73 million for the first quarter of fiscal 2012, an increase of 6%. This increase was primarily attributable to increases in sales of custom optics and an increase in our industrial tool products offset by slightly lower sales volumes in our collimator and GRADIUM® product lines. Growth in sales for the next several quarters is expected to be derived primarily from the precision molded lens product line, with an initial recovery in low cost lenses being sold in Asia and from new business with penetration into imaging applications. Infrared products, now being designed and introduced are expected to accelerate the Company's growth more meaningfully beginning in the second half of fiscal 2013 and continuing in fiscal 2014.

The gross margin percentage in the first quarter of fiscal 2013 was 41%, compared to 40% for the first quarter of fiscal 2012. Total manufacturing costs of $1.71 million increased by approximately $63,000 in the first quarter of fiscal 2013 compared to the same period of the prior fiscal year due to an increase of $163,000 in direct costs associated with the infrared project partially offset by lower fixed and tooling costs. Direct costs overall, which include material, labor and services, were 22% of revenue in the first quarter of fiscal 2013, as compared to 29% of revenue in the first quarter of fiscal 2012.

During the first quarter of fiscal 2013, total costs and expenses decreased by approximately $88,000 compared to the same period of the prior year. Selling, general and administrative expenses were $982,000 for the first quarter of fiscal 2013. Total operating loss for the first quarter of fiscal 2013 improved to approximately $27,000 compared to $209,000 for the same period in fiscal 2012.

In the first quarter of fiscal 2013 we recognized a gain of approximately $96,000 related to the change in the fair value of derivative warrants issued in our June 2012 private placement. This fair value will be re-measured each reporting period throughout the five year life of the warrants or until exercised.

Investment and other income increased by approximately $28,000 to $63,000 in the first quarter of fiscal 2013 from approximately $35,000 in the first quarter of fiscal 2012. In the first quarter of fiscal 2013 we sold a technology license for our GRADIUM® product line in Asia and recognized the first milestone of that agreement.

Net income for the first quarter of fiscal 2013 was $101,000 or $0.01 per basic and diluted common share, compared with a net loss of $198,000 or $0.02 per basic and diluted common share for the same period in fiscal 2012. Weighted-average basic shares outstanding increased to 11,771,392 in the first quarter of fiscal 2013 compared to 9,746,107 in the first quarter of fiscal 2012 which is primarily due to the issuance of shares of common stock in the June 2012 private placement, shares issued for the payment of interest on our convertible debentures and the shares issued for our employee stock purchase plan.

Cash and cash equivalents totaled approximately $2.16 million as of September 30, 2012. The current ratio as of September 30, 2012 was 2.26 to 1 compared to 3.59 to 1 as of June 30, 2012. The change was primarily due to our convertible debt moving from long term to short term debt. Total stockholders' equity as of September 30, 2012 totaled approximately $4.25 million compared to $4.02 million as of June 30, 2012.

As of September 30, 2012, our 12-month backlog was $5.46 million compared to $4.89 million as of June 30, 2012.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, November 8th at 4:30 p.m. ET to discuss the Company's financial and operational performance for the first quarter of fiscal 2013.

Conference Call Details
Date: Thursday, November 8, 2012
Time: 4:30 p.m. (ET)
Dial-in Number: 1-800-860-2442
International Dial-in Number: 1-412-858-4600

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site shortly after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization, and loss on extinguishment of debt and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Dorothy Cipolla, CFO
LightPath Technologies, Inc.	LightPath Technologies, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305
Email: jgaynor@lightpath.com	Email: dcipolla@lightpath.com
Web: www.lightpath.com	Web: www.lightpath.com

Brett Maas, Managing Partner
Hayden IR
Tel: 646-536-7331
Email: Brett@haydenir.com
Web: www.haydenir.com

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(Unaudited)
	September 30,	June 30,
Assets	2012	2012
Current assets:
Cash and cash equivalents	$2,161,729	$2,354,087
Trade accounts receivable, net of allowance of $6,596 and $18,214	2,082,146	2,133,079
Inventories, net	1,601,001	1,513,384
Other receivables	246,021	41,000
Prepaid interest expense	72,500	7,250
Prepaid expenses and other assets	297,185	201,459
Total current assets	6,460,582	6,250,259

Property and equipment, net	1,890,897	1,920,950
Intangible assets, net	60,048	68,265
Debt costs, net	3,016	3,882
Other assets	27,737	27,737
Total assets	$8,442,280	$8,271,093
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,170,915	$1,129,708
Accrued liabilities	110,611	183,910
Accrued payroll and benefits	486,880	386,234
Deferred revenue	—	37,750
8% convertible debentures to related parties	1,012,500	—
8% convertible debentures, net of debt discount	75,000	—
Capital lease obligation, current portion	3,602	3,602
Total current liabilities	2,859,508	1,741,204

Capital lease obligation, less current portion	6,003	6,903
Deferred rent	333,121	345,726
Derivative liability, warrant	991,512	1,087,296
8% convertible debentures to related parties	—	1,012,500
8% convertible debentures	—	75,000
Total liabilities	4,190,144	4,268,629

Stockholders' equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 11,801,684 and 11,711,952
shares issued and outstanding, respectively	118,017	117,120
Additional paid-in capital	208,560,927	208,410,216
Accumulated other comphrehensive income	85,101	88,258
Accumulated deficit	(204,511,909)	(204,613,130)
Total stockholders' equity	4,252,136	4,002,464
Total liabilities and stockholders' equity	$8,442,280	$8,271,093

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	Three Months ended
	September 30,
	2012	2011
Product sales, net	$ 2,891,054	$2,733,125
Cost of sales	1,713,742	1,650,501
Gross margin	1,177,312	1,082,624
Operating expenses:
Selling, general and administrative	982,455	995,621
New product development	212,457	287,719
Amortization of intangibles	8,217	8,217
Loss on disposal of property and equipment	702	—
Total costs and expenses	1,203,831	1,291,557
Operating loss	(26,519)	(208,933)
Other income (expense):
Interest expense	(30,440)	(23,420)
Interest expense - debt costs	(866)	(800)
Change in fair value of derivative warrant	95,784	—
Other income, net	63,262	34,706
Total other expense, net	127,740	10,486
Net income (loss)	$ 101,221	$ (198,447)
Income (loss) per common share (basic)	$ 0.01	(0.02)
Number of shares used in per share calculation	11,771,902	9,746,107
(basic)
Income (Loss) per common share (diluted)	$ 0.01	$ (0.02)
Number of shares used in per share calculation	12,698,704	9,746,107
(diluted)
Foreign currency translation adjustment	(3,157)	11,856
Comprehensive income (loss)	$ 98,064	(186,591)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months ended
	September 30,
	2012	2011
Cash flows from operating activities
Net income (loss)	$ 101,221	$ (198,447)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	208,637	245,438
Interest from amortization of debt costs	866	800
Loss on disposal of property and equipment	702	—
Stock based compensation	60,814	64,546
Change in provision for doubtful accounts receivable	(623)	—
Change in fair value of warrant laibility	(95,784)	—
Deferred rent	(12,605)	(28,657)
Changes in operating assets and liabilities:
Trade accounts receivables	51,556	(236,935)
Other receivables	(205,021)	30,943
Inventories	(87,617)	(195,552)
Prepaid expenses and other assets	(73,976)	2,746
Accounts payable and accrued liabilities	68,554	432,467
Deferred revenue	(37,750)	—
Net cash provided by (used in) operating activities	(21,026)	117,349
Cash flows from investing activities
Purchase of property and equipment	(171,069)	(347,228)
Net cash used in investing activities	(171,069)	(347,228)
Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	3,794	7,871
Deferred costs associated with equity financing	—	(25,000)
Payments on capital lease obligation	(900)	—
Net cash provided by financing activities	2,894	(17,129)
Effect of exchange rate on cash and cash equivalents	(3,157)	11,856
Decrease in cash and cash equivalents	(192,358)	(235,152)
Cash and cash equivalents, beginning of period	2,354,087	928,900
Cash and cash equivalents, end of period	$2,161,729	$ 693,748

Supplemental disclosure of cash flow information:
Interest paid in cash	$ 1,380	$ —
Income taxes paid	1,736	1,755
Supplemental disclosure of non-cash investing & financing activities:
Accrued deferred costs associated with equity financing	—	32,139
Prepaid interest on convertible debentures through the issuance of common stock	87,000	87,000

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Three Months ended September 30, 2012 (Unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2012	11,711,952	$117,120	$208,410,216	$ 88,258	$ (204,613,130)	$ 4,002,464

Issuance of common stock for:
Employee stock purchase plan	5,261	53	3,741	—	—	3,794
Interest payment on convertible debentures	84,471	844	86,156	—	—	87,000
Stock based compensation on stock
options and restricted stock units	—	—	60,814	—	—	60,814
Net income	—	—	—	—	101,221	101,221
Foreign currency translation adjustment	—	—	—	(3,157)	—	(3,157)

Balance at September 30, 2012	11,801,684	$118,017	$208,560,927	$ 85,101	$ (204,511,909)	$ 4,252,136

LIGHTPATH TECHNOLOGIES, INC.
EBITDA

	(Unaudited)
	Three months ended
	September 30,
	2012	2011

Net income (loss)	$ 101,221	$ (198,447)
Depreciation and amortization	208,637	245,438
Interest expense	31,306	24,220
EBITDA	$ 341,164	$ 71,211